EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-8 Registration Statement for Dwango North America Corp. 2003 Equity Incentive Plan of Dwango North America Corp. (the "Company") of our report dated March 4, 2005, relating to the consolidated financial statements of the Company as of December 31, 2004 and 2003 and for the years then ended, which report appears in the December 31, 2004 Annual Report on Form 10-KSB of the Company filed on March 31, 2005 and is incorporated by reference in this Registration Statement.

/s/ Eisner LLP
Eisner LLP

New York, New York
June 24, 2005